Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Ken.Diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Fourth Quarter and Fiscal 2021 Results

Fourth Quarter 2021 Domestic Average Weekly Unit Sales for

Both Brands Exceed Pre-Pandemic Levels for the Second Consecutive Quarter

Fourth Quarter 2021 Consolidated Revenues Increased 17% to $229.6 Million

Fourth Quarter 2021 Gross Profit Improved by 43% to $96.5 Million

Applebee’s and IHOP Franchisees Opened 46 New Restaurants in Fiscal 2021

GLENDALE, Calif., March 2, 2022 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the fourth quarter and fiscal 2021.

“This past year delivered strong growth for our business that can best be defined by our top-line results, Applebee’s record-setting full-year comp sales performance relative to 2019, marked improvement in gross profit, and the ability to resume returning capital to shareholders. We’re encouraged by our fourth-quarter results as our disciplined strategies continue to drive strong underlying performance. As we continue to evolve the company by making strategic investments in the business, we’ve broadened our vision to include our impact on the environment, society, and growing in a more sustainable way,” said John Peyton, chief executive officer of Dine Brands Global, Inc.

Vance Chang, chief financial officer, added, “We ended the year in a position of strength. Our highly franchised business model enabled us to generate meaningful adjusted free cash flow, supported by a stable recovery at our two strong brands. Looking ahead, we will continue to create value for our shareholders by returning capital while concurrently investing to unlock long-term growth.”

Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Fourth Quarter of 2020

Domestic Same-Restaurant Sales (Fiscal Month)	October	November	December	Q4 2021
Applebee’s	19.2%	36.1%	49.7%	34.8%
IHOP	26.1%	40.2%	50.1%	39.2%

•	Applebee’s year-over-year comparable same-restaurant sales increased 34.8% for the fourth quarter of 2021.

•	IHOP’s year-over-year comparable same-restaurant sales increased 39.2% for the fourth quarter of 2021.

•	Both brands outperformed their respective categories in the fourth quarter of 2021 relative to the fourth quarter of 2020, according to Black Box IntelligenceTM.

Historical Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Prior Year

Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Fourth Quarter of 2019

Domestic Same-Restaurant Sales (Fiscal Month)	October	November	December	Q4 2021
Applebee’s	13.6%	10.0%	5.0%	9.1%
IHOP	-3.0%	-1.0%	-4.6%	-3.0%

•	Applebee’s two-year comparable same-restaurant sales increased 9.1% for the fourth quarter of 2021 relative to the fourth quarter of 2019.

•	IHOP’s two-year comparable same-restaurant sales decreased 3.0% for the fourth quarter of 2021 relative to the fourth quarter of 2019.

•	Applebee’s outperformed its category in the fourth quarter of 2021 relative to the fourth quarter of 2019, according to Black Box IntelligenceTM.

Average Weekly Unit Sales Comparison Relative to the Fourth Quarter of 2019

($ in thousands)
	Q4 2021	Q4 2019	% Change Compared to Pre-Pandemic Sales
Applebee’s (Domestic Unit Sales)	$51.9	$46.1	12.6%
IHOP	$37.5	$37.3	0.5%

•	Applebee’s domestic franchise average weekly unit sales increased 12.6% for the fourth quarter of 2021 relative to the fourth quarter of 2019.

•	IHOP’s average weekly unit sales increased 0.5% for the fourth quarter of 2021 relative to the fourth quarter of 2019.

Off-Premise Sales Growth Comparison Relative to the Fourth Quarter of 2020

•	Applebee’s off-premise sales accounted for 26.9% of sales mix for the fourth quarter of 2021.

•	Applebee’s off-premise average weekly sales were approximately $13,800 for the fourth quarter of 2021 compared to approximately $14,300 for the fourth quarter of 2020.

•	IHOP’s off-premise sales accounted for 23.7% of sales mix for the fourth quarter of 2021.

•	IHOP’s off-premise average weekly sales were approximately $9,300 for the fourth quarter of 2021 compared to approximately $9,200 for the fourth quarter of 2020.

Fourth Quarter of 2021 Summary

•

GAAP earnings per diluted share of $1.14 for the fourth quarter of 2021 compared to a net loss per diluted share of $0.10 for the fourth quarter of 2020. This improvement was primarily due to an increase in gross profit and a decrease in closure and impairment charges, partially offset by an increase in general and administrative expenses and higher income tax expense.

•

Adjusted earnings per diluted share of $1.32 for the fourth quarter of 2021 compared to adjusted earnings per diluted share of $0.39 for the fourth quarter of 2020. The increase was primarily due to higher gross profit, partially offset by higher general and administrative expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the fourth quarter of 2021 were $48.9 million compared to $39.4 million for the fourth quarter of 2020. The variance was mainly due to higher incentive compensation accrual.

•

Consolidated adjusted EBITDA for the fourth quarter of 2021 was $60.1 million compared to $42.0 million for the fourth quarter of 2020. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees for the fourth quarter of 2021 resulted in the opening of 15 new restaurants and the closure of 23 restaurants.

Fiscal 2021 Summary

•

GAAP earnings per diluted share of $5.66 for 2021 compared to a net loss per diluted share of $6.43 for 2020. This variance was primarily due to closure and impairment charges incurred in 2020 totaling $132.6 million primarily related to the non-cash write-downs of Applebee’s goodwill and other intangible assets because of the impact of COVID-19 on the Company’s operations and higher gross profit for 2021, partially offset by higher general and administrative expenses. There were no similar impairments in 2021.

•

Adjusted earnings per diluted share of $6.54 for 2021 compared to adjusted earnings per diluted share of $1.79 for 2020. The increase was primarily due to higher gross profit, partially offset by an increase in general and administrative expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•	General and administrative expenses for 2021 were $171.8 million compared to $144.8 million for 2020. The variance was mainly due to higher incentive compensation accrual.

•

Consolidated adjusted EBITDA for 2021 was $253.3 million. This compares to $158.7 million for 2020. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

The Company generated adjusted free cash flow of $191.0 million for 2021. This compares to adjusted free cash flow of $106.6 million for 2020. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•

Cash flows from operating activities for 2021 were $195.8 million. This compares to cash flows from operating activities of $96.5 million for 2020. The improvement in both adjusted free cash flow and cash flows from operating activities was mainly due to an increase in gross profit and a favorable change in working capital, partially offset by an increase in general and administrative expenses.

•

Development activity by Applebee’s and IHOP franchisees for 2021 resulted in the opening of 46 new restaurants and the closure of 96 restaurants. The number of closures in 2021 was 46% lower than in 2020.

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Cash Position

As of December 31, 2021, the Company had $425.4 million of total cash, cash equivalents and restricted cash, of which $361.4 million was unrestricted cash. The Company believes that its asset-light business model and cash position will continue to provide strong liquidity during the ongoing recovery from the pandemic.

As of December 31, 2021, the Company’s leverage ratio was 3.86x compared to 4.36x as of September 30, 2021.

As of December 31, 2021, the Company’s debt service coverage ratio was approximately 4.7x compared to approximately 4.8x as of September 30, 2021.

As of December 31, 2021, there were no outstanding borrowings under the revolving credit facility. As of December 31, 2021, $3.3 million was pledged against the revolving credit facility for outstanding letters of credit, leaving $221.7 million available.

GAAP Effective Tax Rate

The Company’s effective tax rate for 2021 was a 19.7% tax expense compared to a 4.2% tax benefit for 2020. The 2021 effective tax rate of 19.7% applied to pretax book income was different than the statutory Federal income tax rate of 21% primarily due to the recognition of excess tax benefits on stock-based compensation. The 2020 effective tax rate of 4.2% applied to pretax book loss was significantly different than the statutory Federal income tax rate of 21% primarily because of the $92.2 million impairment of goodwill incurred, which was not deductible for income tax purposes and therefore had no associated tax benefit.

Capital Return to Shareholders

The Company repurchased 59,099 shares of its common stock in 2021 for a total of approximately $4.5 million. On October 29, 2021, the Company declared a cash dividend of $0.40 per share of common stock for the fourth quarter of 2021, which was paid on January 7, 2022.

On February 22, 2022, the Company announced that its Board of Directors declared and approved a 15% increase in the quarterly cash dividend to $0.46 per share of common stock. The dividend will be payable on April 1, 2022, to the Company’s stockholders of record at the close of business on March 21, 2022.

Effective April 1, 2022, the Company’s Board of Directors also approved a new share repurchase program of up to $250 million and terminated the existing share repurchase program, approved in February 2019. Approximately $66 million remained available for repurchases under the existing share repurchase program as of December 31, 2021.

Financial Performance Guidance for 2022

The Company’s guidance assumes there are no significant disruptions to its business due to COVID-19 during 2022, except for the impact from Omicron in the first quarter. The projections are as of this date. The Company assumes no obligation to update or supplement this information.

•

General and administrative expenses are expected to range between approximately $188 million and $198 million, including non-cash stock-based compensation expense and depreciation of approximately $30 million. This range reflects incremental investments in technology and operational initiatives as well as unit development and is inclusive of general and administrative expenses related to the company restaurants segment.

•	Capital expenditures are expected to range between $33 million and $38 million, reflecting incremental investments in the business to support sustainable growth.

•	Domestic development activity by IHOP franchisees and area licensees are expected to result in net new openings between 50 and 65 restaurants.

•

Domestic development activity by Applebee’s franchisees is expected to result in between 5 and 15 net fewer restaurants. In 2021, Applebee’s concluded a strategic initiative to close underperforming domestic restaurants to improve the performance of the franchised system.

•	Consolidated adjusted EBITDA is expected to range between approximately $235 million and $250 million. This range is inclusive of adjusted EBITDA related to the company restaurants segment.

Fourth Quarter of 2021 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on March 2, 2022 at 9:00 a.m. Eastern time. To participate on the call, please dial (833) 528-0602 and enter the conference identification number 3224056. International callers, please dial (830) 221-9708 and enter the conference identification number 3224056.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Eastern time on March 2, 2022 through 12:00 p.m. Eastern time on March 9, 2022, by dialing (855) 859-2056 and entering the conference identification number 3224056. International callers, please dial (404) 537-3406 and enter the conference identification number 3224056. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

Investor and Analyst Day on March 9, 2022

Dine Brands will host an investor and analyst day on March 9, 2022 in New York City. The meeting will consist of presentations by John Peyton, chief executive officer of Dine Brands Global, Inc., and members of the Company’s senior management team.

To learn more about the Company’s growth strategy, the business presentations will begin at approximately 9:30 a.m. Eastern time, followed by a question-and-answer session, and conclude at approximately 1:00 p.m. Eastern time.

Space is limited and in-person attendance is by invitation only. A live webcast, including presentation material, will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both Applebee’s Neighborhood Grill + Bar® and IHOP® brands. With over 3,400 restaurants combined in 16 countries and 338 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$92,008	$76,044	$357,146	$267,959
Advertising revenues	70,872	58,744	274,790	201,494

Total franchise revenues	162,880	134,788	631,936	469,453
Company restaurant sales	36,582	32,627	146,000	108,054
Rental revenues	29,136	27,029	113,933	105,939
Financing revenues	1,032	1,585	4,298	5,822

Total revenues	229,630	196,029	896,167	689,268

Cost of revenues:
Franchise expenses:
Advertising expenses	68,385	59,262	272,303	202,012
Bad debt (credit) expense	(682)	4,340	(4,928)	12,756
Other franchise expenses	8,315	8,205	28,512	24,204

Total franchise expenses	76,018	71,807	295,887	238,972
Company restaurant expenses	35,238	31,776	136,748	111,550
Rental expenses:
Interest expense from finance leases	769	1,110	3,446	4,563
Other rental expenses	21,038	23,818	84,397	84,939

Total rental expenses	21,807	24,928	87,843	89,502
Financing expenses	108	135	464	528

Total cost of revenues	133,171	128,646	520,942	440,552

Gross profit	96,459	67,383	375,225	248,716
General and administrative expenses	48,947	39,440	171,838	144,791
Interest expense, net	15,375	17,752	63,331	66,895
Closure and impairment charges	385	8,099	5,409	132,620
Amortization of intangible assets	2,664	2,663	10,679	10,903
Loss (gain) on disposition of assets	609	(561)	2,045	2,069

Income before income taxes	28,479	(10)	121,923	(108,562)
Income tax (provision) benefit	(8,691)	(1,551)	(24,059)	4,568

Net income (loss)	$19,788	$(1,561)	$97,864	$(103,994)

Net income (loss) available to common stockholders:
Net income (loss)	$19,788	$(1,561)	$97,864	$(103,994)
Less: Net income allocated to unvested participating restricted stock	(409)	—	(2,295)	(420)

Net income (loss) available to common stockholders	$19,379	$(1,561)	$95,569	$(104,414)

Net income (loss) available to common stockholders per share:
Basic	$1.14	$(0.10)	$5.69	$(6.43)

Diluted	$1.14	$(0.10)	$5.66	$(6.43)

Weighted average shares outstanding:
Basic	16,941	16,232	16,799	16,230

Diluted	16,991	16,232	16,890	16,230

Dividends declared per common share	$0.40	$—	$0.40	$0.76

Dividends paid per common share	$—	$—	$—	$1.45

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$361,412	$383,369
Receivables, net of allowance of $4,959 (2021) and $15,057 (2020)	119,968	121,897
Restricted cash	47,541	39,884
Prepaid gift card costs	28,175	29,080
Prepaid income taxes	10,529	6,178
Other current assets	6,728	6,098

Total current assets	574,353	586,506
Other intangible assets, net	539,390	549,671
Operating lease right-of-use assets	335,428	346,086
Goodwill	251,628	251,628
Property and equipment, net	179,411	187,977
Deferred rent receivable	50,257	56,449
Long-term receivables, net of allowance of $6,897 (2021) and $7,999 (2020)	42,493	54,512
Non-current restricted cash	16,400	32,800
Other non-current assets, net	10,006	9,316

Total assets	$1,999,366	$2,074,945

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$—	$13,000
Accounts payable	55,956	37,424
Gift card liability	165,530	144,159
Current maturities of operating lease obligations	72,079	69,672
Current maturities of finance lease and financing obligations	10,693	11,293
Accrued employee compensation and benefits	40,785	21,237
Accrued advertising	33,752	21,641
Deferred franchise revenue, short-term	7,246	7,682
Dividends payable	6,919	—
Other accrued expenses	17,770	22,460

Total current liabilities	410,730	348,568
Long-term debt, net, less current maturities	1,279,623	1,491,996
Operating lease obligations, less current maturities	320,848	345,163
Finance lease obligations, less current maturities	59,625	69,012
Financing obligations, less current maturities	31,967	32,797
Deferred income taxes, net	76,228	78,293
Deferred franchise revenue, long-term	46,100	52,237
Other non-current liabilities	17,052	11,530

Total liabilities	2,242,173	2,429,596

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; 2021 -24,992,275 issued, 17,163,946 outstanding; 2020 - 24,882,122 issued, 16,452,174 outstanding	250	249
Additional paid-in-capital	256,189	257,625
Retained earnings (accumulated deficit)	35,415	(55,553)
Accumulated other comprehensive loss	(59)	(55)
Treasury stock, at cost; shares: 2021 - 7,828,329; 2020 - 8,429,948	(534,602)	(556,917)

Total stockholders’ deficit	(242,807)	(354,651)

Total liabilities and stockholders’ deficit	$1,999,366	$2,074,945

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$97,864	$(103,994)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	39,885	42,829
Non-cash stock-based compensation expense	11,577	12,508
Non-cash impairment and closure charges	5,324	132,501
Non-cash interest expense	2,852	2,698
Deferred income taxes	(2,065)	(20,049)
Deferred revenue	(6,573)	(7,111)
Loss on disposition of assets	2,041	2,069
Other	(1,593)	(1,246)
Changes in operating assets and liabilities:
Accounts receivable, net	7,301	(9,750)
Deferred rent receivable	6,192	13,859
Current income tax receivables and payables	(3,837)	16,143
Operating lease assets and liabilities	(18,212)	(15,179)
Gift card receivables and payables	14,759	12,231
Other current assets	(629)	(2,191)
Accounts payable	13,131	6,455
Accrued employee compensation and benefits	19,714	(1,909)
Accrued advertising expenses	12,111	12,881
Other current liabilities	(4,007)	3,758

Cash flows provided by operating activities	195,835	96,503

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	20,230	31,155
Net additions to property and equipment	(16,849)	(10,927)
Proceeds from sale of property and equipment	946	537
Additions to long-term receivables	—	(1,475)
Other	(466)	(565)

Cash flows provided by investing activities	3,861	18,725

Cash flows from financing activities:
Repayment of long-term debt	(9,750)	(3,250)
Borrowing from revolving credit facility	—	220,000
Repayment of revolving credit facility	(220,000)	—
Dividends paid on common stock	—	(23,934)
Repurchase of common stock	(4,191)	(29,853)
Principal payments on finance lease obligations	(10,238)	(12,451)
Proceeds from stock options exercised	25,337	20,523
Repurchase of restricted stock for tax payments upon vesting	(1,771)	(2,480)
Tax payments for share settlement of restricted stock units	(9,783)	(205)

Cash flows (used in) provided by financing activities	(230,396)	168,350

Net change in cash, cash equivalents and restricted cash	(30,700)	283,578
Cash, cash equivalents and restricted cash at beginning of period	456,053	172,475

Cash, cash equivalents and restricted cash at end of period	$425,353	$456,053

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income (loss) available to common stockholders to net income (loss) available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss) available to common stockholders, as reported	$19,379	$(1,561)	$95,569	$(104,414)
Closure and impairment charges	385	8,099	5,409	132,620
Amortization of intangible assets	2,664	2,663	10,679	10,903
Non-cash interest expense	706	708	2,852	2,698
Loss (gain) on disposition of assets	609	(561)	2,045	2,069
Net income tax provision for above adjustments	(1,178)	(2,727)	(5,666)	(14,014)
Net income allocated to unvested participating restricted stock	(68)	(216)	(363)	(585)

Net income available to common stockholders, as adjusted	$22,497	$6,405	$110,525	$29,277

Diluted net income (loss) available to common stockholders per share:
Net income (loss) available to common stockholders per share, as reported	$1.14	$(0.10)	$5.66	$(6.43)
Closure and impairment charges	0.02	0.37	0.23	7.50
Amortization of intangible assets	0.11	0.12	0.46	0.50
Non-cash interest expense	0.03	0.03	0.12	0.12
Loss (gain) on disposition of assets	0.03	(0.03)	0.09	0.10
Net income allocated to unvested participating restricted stock	(0.00)	(0.01)	(0.02)	(0.03)
Rounding	(0.01)	0.01	—	0.03

Diluted net income available to common stockholders per share, as adjusted	$1.32	$0.39	$6.54	$1.79

Numerator for basic EPS - net income available to common stockholders, as adjusted	$22,497	$6,405	$110,525	$29,277
Effect of unvested participating restricted stock using the two-class method	1	2	15	4

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$22,498	$6,407	$110,540	$29,281

Denominator for basic EPS - weighted-average shares	16,941	16,232	16,799	16,230
Dilutive effect of stock options	50	137	91	100

Denominator for diluted EPS - weighted-average shares	16,991	16,369	16,890	16,330

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Twelve Months Ended
	December 31,
	2021	2020
	(In millions)
Cash flows provided by operating activities	$195.8	$96.5
Receipts from notes and equipment contracts receivable	12.0	21.0
Net additions to property and equipment	(16.8)	(10.9)

Adjusted free cash flow	191.0	106.6
Dividends paid on common stock	—	(23.9)
Repurchase of common stock	(4.2)	(29.9)

	$186.8	$52.8

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income (loss) to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2021	2020	2021	2020
Net income (loss), as reported	$19,788	$(1,561)	$97,864	$(103,994)
Closure and impairment charges	385	8,099	5,409	132,620
Interest charges on finance leases	1,246	1,644	5,397	6,618
All other interest charges	16,379	18,700	66,488	70,261
Income tax provision (benefit)	8,691	1,551	24,059	(4,568)
Depreciation and amortization	9,882	10,769	39,851	42,800
Non-cash stock-based compensation	3,006	3,315	11,580	12,508
Loss (gain) on disposition of assets	609	(561)	2,045	2,069
Other	113	41	567	412

Adjusted EBITDA	$60,099	$41,997	$253,260	$158,726

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and twelve months ended December 31, 2021 and 2020, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Applebee’s
Global Effective Restaurants(a)
Franchise	1,614	1,636	1,621	1,624
Company	69	69	69	68

Total	1,683	1,705	1,690	1,692

System-wide(b)
Domestic sales percentage change(c)	23.4%	(13.3)%	34.4%	(24.1)%
Domestic same-restaurant sales percentage change(d)	34.8%	(17.6)%	38.2%	(22.4)%

Franchise(b)
Domestic sales percentage change(c)	23.8%	(13.8)%	34.4%	(24.3)%
Domestic same-restaurant sales percentage change(d)	35.3%	(18.1)%	38.2%	(22.6)%
Average weekly domestic unit sales (in thousands)	$51.9	$38.4	$50.9	$37.1
IHOP
Global Effective Restaurants(a)
Franchise	1,581	1,577	1,571	1,532
Area license	156	157	156	155

Total	1,737	1,734	1,727	1,687

System-wide(b)
Sales percentage change(c)	30.8%	(27.2)%	38.5%	(34.9)%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	39.2%	(30.1)%	40.2%	(32.8)%

Franchise(b)
Sales percentage change(c)	31.0%	(27.3)%	38.1%	(35.0)%
Domestic same-restaurant sales percentage change(d)	40.3%	(30.6)%	39.7%	(32.8)%
Average weekly unit sales (in thousands)	$37.5	$26.7	$34.9	$25.4

Area License (b)
Sales percentage change(c)	27.9%	(25.5)%	42.4%	(34.2)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Global Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and twelve months ended December 31, 2021 and 2020 were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,020.9	$824.6	$4,021.7	$2,993.0
Applebee’s company-operated restaurants	36.6	32.6	146.0	108.0
IHOP franchise restaurant sales	771.1	588.5	2,850.3	2,063.6
IHOP area license restaurant sales	68.9	53.9	271.3	190.5

Total	$1,897.5	$1,499.6	$7,289.3	$5,355.1

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,620	1,659	1,640	1,718
Company	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,689	1,728	1,709	1,787

Franchise restaurants opened:
Domestic	1	—	5	1
International	—	—	1	3

Total franchise restaurants opened	1	—	6	4

Franchise restaurants closed:
Domestic	(10)	(16)	(25)	(68)
International	—	(3)	(10)	(14)

Total franchise restaurants closed	(10)	(19)	(35)	(82)

Net franchise restaurant reduction	(9)	(19)	(29)	(78)

Summary - end of period:
Franchise	1,611	1,640	1,611	1,640
Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,680	1,709	1,680	1,709

Domestic	1,578	1,598	1,578	1,598
International	102	111	102	111
IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,591	1,648	1,611	1,680
Area license	156	159	158	161
Company	3	—	3	—

Total IHOP restaurants, beginning of period	1,750	1,807	1,772	1,841

Franchise/area license restaurants opened:
Domestic franchise	13	8	35	16
Domestic area license	—	—	2	3
International franchise	1	3	3	8

Total franchise/area license restaurants opened	14	11	40	27

Franchise/area license restaurants closed:
Domestic franchise	(12)	(21)	(47)	(56)
Domestic area license	—	—	(3)	(3)
International franchise	(1)	(24)	(10)	(34)
International area license	—	(1)	(1)	(3)

Total franchise/area license restaurants closed	(13)	(46)	(61)	(96)

Net franchise/area license restaurant reduction	1	(35)	(21)	(69)
Refranchised from Company restaurants	3	—	4	—
Franchise restaurants reacquired by the Company	—	(3)	(1)	(3)

Net franchise/area license restaurant decrease	4	(38)	(18)	(72)

Summary - end of period
Franchise	1,595	1,611	1,595	1,611
Area license	156	158	156	158
Company	—	3	—	3

Total IHOP restaurants, end of period	1,751	1,772	1,751	1,772

Domestic	1,657	1,670	1,657	1,670
International	94	102	94	102

The restaurant counts and activity presented above do not include two domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders) and eight Applebee’s and 13 IHOP international ghost kitchens at December 31, 2021 and two domestic Applebee’s ghost kitchens at December 31, 2020.